UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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First Capital, Inc.
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April 13, 2018

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of First Capital, Inc.  We will hold the meeting at the main office of First Harrison Bank, 220 Federal Drive, N.W., Corydon, Indiana, on Wednesday, May 23, 2018, at 12:00 noon, local time.

The notice of annual meeting and the proxy statement appearing on the following pages describe the formal business to be transacted at the meeting.  During the meeting, we also will report on the operations of the Company.  Directors and officers of the Company, as well as a representative of Monroe Shine & Co., Inc., the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to vote via the Internet or telephone or by returning a completed proxy card.  If you attend the meeting, you may vote in person even if you have previously mailed a proxy card or voted via the Internet or by telephone.

We look forward to seeing you at the meeting.

Sincerely,

Michael L. Shireman	William W. Harrod
Chairman of the Board	President and Chief Executive Officer

FIRST CAPITAL, INC.

220 Federal Drive, N.W.

Corydon, Indiana 47112

(812) 738-2198

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	12:00 noon, local time, on Wednesday, May 23, 2018

PLACE	First Harrison Bank
220 Federal Drive, N.W.
Corydon, Indiana 47112

ITEMS OF BUSINESS	(1) The election of three (3) directors to serve for a term of three years;

(2) The ratification of the selection of Monroe Shine & Co., Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2018;

(3) An advisory vote on the compensation of our named executive officers as disclosed in the accompanying proxy statement; and

(4) The transaction of such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

RECORD DATE	In order to vote, you must have been a shareholder at the close of business on March 29, 2018.

PROXY VOTING

It is important that your shares be represented and voted at the meeting. You can vote your shares via the Internet, by telephone, or by completing and returning a proxy card. A printed proxy card for the annual meeting and a self-addressed, postage pre-paid envelope will be mailed to those shareholders that have not voted as of April 24, 2018. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Jill R. Keinsley
Corporate Secretary

Corydon, Indiana
April 13, 2018

FIRST CAPITAL, INC.

PROXY STATEMENT

GENERAL INFORMATION

We are providing this proxy statement to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of First Capital, Inc. for the 2018 annual meeting of shareholders and for any adjournment or postponement of the annual meeting.  In this proxy statement, we may also refer to First Capital, Inc. as “First Capital,” the “Company,” “we,” “our” or “us.”

First Capital is the holding company for First Harrison Bank.  In this proxy statement, we may also refer to First Harrison Bank as “First Harrison” or the “Bank.”

We will hold the annual meeting at the Bank’s main office, 220 Federal Drive, N.W., Corydon, Indiana 47112, on Wednesday, May 23, 2018, at 12:00 noon, local time.

We intend to provide access to this proxy statement and a proxy card to shareholders of record beginning on or about April 13, 2018.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 23, 2018

This Proxy Statement is available at http://www.edocumentview.com/FCAP.

Also available on this website is the Company’s 2017 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, which includes the Company’s audited consolidated financial statements.

INFORMATION ABOUT VOTING

Who Can Vote at the Meeting

You are entitled to vote your shares of First Capital common stock if the records of the Company show that you held your shares as of the close of business on March 29, 2018.  As of the close of business on March 29, 2018, a total of 3,356,964 shares of First Capital common stock were outstanding.  Each share of common stock has one vote.

The Company’s Articles of Incorporation provide that record holders of the Company’s common stock who beneficially own, either directly or indirectly, in excess of 10% of the Company’s outstanding shares are not entitled to any vote with respect to the shares held in excess of the 10% limit.

Ownership of Shares; Attending the Meeting

You may own your shares of common stock of First Capital in one or more of the following ways:

•                                          Directly in your name as shareholder of record;

•                                          Indirectly through a broker, bank, or other holder of record in “street name”; or

•                                          Indirectly through the First Harrison Bank Employee Stock Ownership Plan (the “ESOP”) and Trust.

If your shares are registered directly in your name, you are the holder of record of those shares and we are sending these proxy materials directly to you.  As the holder of record, you have the right to give your proxy directly to us to vote at the annual meeting or you may vote in person at the annual meeting.

If you hold your shares in street name, your broker, bank, or other holder of record is sending these proxy materials to you.  As the beneficial owner, you have the right to direct your broker, bank, or other holder of record how to vote by filling out a voting instruction form that accompanies your proxy materials. Your broker, bank, or other holder of record may allow you to provide voting instructions by telephone or by the Internet.  Please see the instruction form provided by your broker, bank, or other holder of record that accompanies this proxy statement.  If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting.  A recent brokerage account statement or a letter from your bank or broker are examples of proof of ownership.  If you want to vote your shares of First Capital common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank, or other holder who is the record holder of your shares.

Participants in the ESOP may direct the ESOP trustees how to vote the shares allocated to their accounts.  See “Participants in the ESOP” below.

Quorum and Vote Required

Quorum.  We will have a quorum and will be able to conduct the business of the annual meeting if the holders of a majority of the outstanding shares of common stock entitled to vote are present at the meeting, either in person or by proxy.

Votes Required for Proposals.  At this year’s annual meeting, shareholders will elect three (3) directors to each serve for a term of three (3) years.  In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees, or withhold votes as to specific nominees.  There is no cumulative voting for the election of directors.  Directors must be elected by a plurality of the votes cast at the annual meeting.  This means that the nominees receiving the largest number of votes cast will be elected up to the maximum number of directors to be elected at the annual meeting.  The maximum number of directors to be elected at the annual meeting is three (3).

In voting on the ratification of the appointment of Monroe Shine & Co., Inc. as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, against the proposal, or abstain from voting. To be approved, the proposal requires the affirmative vote of a majority of the votes cast at the annual meeting.

In voting on the advisory resolution to approve the compensation of the Company’s named executive officers, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, the proposal requires the affirmative vote of a majority of the votes cast at the annual meeting.  Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Effect of Not Casting Your Vote. If you hold your shares in street name, it is critical that you cast your vote if you want it to count in the election of directors or with respect to the advisory proposal regarding executive compensation. Your bank or broker is unable to vote your uninstructed shares in the election of directors or with respect to the advisory proposal regarding executive compensation on a discretionary basis. Therefore, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors or with respect to the advisory proposal regarding the executive compensation of the Company’s named executive officers no votes will be cast on your behalf.  These are referred to as “broker non-votes.”  Your bank or broker, however, will continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm. If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

How We Count Votes.  If you return valid proxy instructions or attend the meeting in person, we will count your shares to determine whether there is a quorum, even if you abstain from voting.  Broker non-votes also will be counted to determine the existence of a quorum.

In the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the ratification of the appointment of the independent registered public accounting firm and the advisory resolution to approve the compensation of the Company’s named executive officers, abstentions and broker non-votes will have no effect on the outcome of the proposal.

Voting by Proxy

The Board is sending you this proxy statement for the purpose of requesting that you allow your shares of our common stock to be represented at the annual meeting by the designated proxies named by the Board.  All shares of our common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card.  If you sign, date, and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Board.

The Board recommends a vote:

•                  “FOR” each of the nominees for director;

•                  “FOR” the ratification of Monroe Shine & Co., Inc. as the Company’s independent registered public accounting firm; and

•                  “FOR” the approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their own best judgment as to how to vote your shares.  This includes a motion to adjourn or postpone the annual meeting in order to solicit additional proxies.  If the annual meeting is postponed or adjourned, your common stock may be voted by the persons named in the proxy card on the new meeting date as well unless you have revoked your proxy.  The Company does not know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the annual meeting.  To revoke your proxy, you must either advise the Company’s Corporate Secretary in writing before your shares have been voted at the annual meeting, deliver valid proxy instructions with a later date, or attend the meeting and vote your shares in person.  Attendance at the annual meeting will not in itself constitute revocation of your proxy.

Instead of voting by mailing a proxy card, registered shareholders can vote their shares of Company common stock via the Internet or by telephone. The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to cast their vote, and confirm that their vote has been recorded properly. Specific instructions for Internet and telephone voting are set forth on the proxy card. The deadline for voting via the Internet or by telephone is 1:00 a.m., local time, on May 23, 2018.

Participants in the ESOP

If you participate in the ESOP, you will receive a voting instruction form for all shares you may vote under the plan.  Under the terms of the ESOP, the ESOP trustees vote all shares held by the ESOP, but each participant in the ESOP may direct the trustees how to vote the shares of Company common stock allocated to his or her account.  The ESOP trustees will vote all allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustees have received valid voting instructions.  The deadline for returning your voting instructions to the ESOP trustees is May 18, 2018.

CORPORATE GOVERNANCE

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency, and fully complies with the laws, rules, and regulations that govern the Company’s operations.  As part of this periodic corporate governance review, the Board reviews and adopts best corporate governance policies and practices for the Company.

Director Independence

The Board currently consists of eleven members.  All of the directors are independent under the listing standards of the The NASDAQ Stock Market LLC (the “Nasdaq Rules”), except for William W. Harrod, our Chief Executive Officer.  In determining the independence of its directors, the Board considered transactions, relationships and arrangements between the Company and its directors that are not required to be disclosed in this proxy statement under the heading “Other Information Relating to Directors and Executive Officers—Transactions With Related Persons,” including loans or lines of credit that the Bank has, directly or indirectly, made to Directors Byrd, Ernstberger, Harrod, Huber, Kraft, Saulman, Wallace, Orwick, Mark Shireman, Michael Shireman, and Uhl.

Board Leadership Structure and Board’s Role in Risk Oversight

Michael L. Shireman currently serves as Chairman of the Board.  The Chairman is independent under the Nasdaq Rules and does not serve as Chief Executive Officer.  However, the Board does not believe that mandating a particular structure, such as requiring that the Chairman of the Board be independent under the Nasdaq Rules or separating the Chairman and Chief Executive Officer positions, are necessary to achieve effective oversight. The Board endorses the view that one of its primary functions is to protect shareholders’ interests by providing independent oversight of management, including the Chief Executive Officer. The Chairman of the Board has no greater nor lesser vote on matters considered by the Board than any other director, and the Chairman does not vote on any related party transaction. All directors of the Company, including the Chairman, are bound by fiduciary obligations, imposed by law, to serve the best interests of the shareholders.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  The Company faces a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, and reputation risk.  Management is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk management oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.  Toward this end, the Chairman of the Board meets regularly with management to discuss strategy and the risks facing the Company.  Senior management attends the Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters.  The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the Company’s management and affairs through the Board’s standing committees and, when necessary, special meetings of independent directors.

Committees of the Board of Directors

The following table identifies our standing committees and their members.  The members of the Audit, Compensation, and Nominating Committees are each independent in accordance with the relevant Nasdaq Rules.  The charters of the Audit Committee, Nominating Committee, and Compensation Committee are available in the Investor Relations section of the Bank’s website (www.firstharrison.com).

Director	Executive Committee	Audit Committee	Compensation Committee	Nominating Committee
Christopher L. Byrd	X	X	X	X*
Kathryn W. Ernstberger	X		X
William W. Harrod	X
Dana L. Huber			X	X
Pamela G. Kraft	X	X	X*	X
William I. Orwick, Sr.		X
Kenneth R. Saulman		X	X
Mark D. Shireman				X
Michael L. Shireman	X*
Samuel E. Uhl	X
Carolyn E. Wallace	X	X*
Number of Meetings in 2017	0	10	4	2

*  Denotes Chairperson

Executive Committee.  The Executive Committee evaluates issues of major importance to the Company between regularly scheduled Board meetings.  The Executive Committee acts on issues delegated to it by the Board.

Audit Committee.  The Board has a separately-designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934, as amended.  The Audit Committee meets periodically with the Company’s independent registered public accounting firm and management to review accounting, auditing, internal control structure and financial reporting matters.  The

Board has determined that Christopher L. Byrd, William I. Orwick, Sr., and Carolyn E. Wallace are “audit committee financial experts” under the rules of the Securities and Exchange Commission.  The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement.  See “Report of the Audit Committee.”

Compensation Committee.  The Compensation Committee approves the compensation objectives for the Company and the Bank and establishes the compensation for the Chief Executive Officer and periodically reviews and makes recommendations to the Board regarding the compensation of non-employee directors. The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer including base salary, annual incentives, short-term incentives, benefits and other perquisites. In addition to reviewing competitive market values, the Compensation Committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the Chief Executive Officers’ total compensation package.  Decisions by the Compensation Committee with respect to the compensation of the Chief Executive Officer are approved by the full Board, excluding any member of the Board that also serves as the Chief Executive Officer. The Compensation Committee reviews and makes recommendations to the Board with respect to any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the Chief Executive Officer and other executive officers. The Compensation Committee also assists the Board in evaluating potential candidates for executive positions.

Nominating Committee.  The Nominating Committee annually selects the Board’s nominees for election as directors.  For the procedures of the Nominating Committee, see “Nominating Committee Procedures” below.

Nominating Committee Procedures

General.  It is the policy of the Nominating Committee to consider director candidates recommended by shareholders who appear qualified to serve on the Board.  The Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and the Nominating Committee does not perceive a need to increase the size of the Board.  In order to avoid the unnecessary use of the Nominating Committee’s resources, the Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders.  To submit a recommendation of a director candidate to the Nominating Committee, a shareholder should submit the following information in writing, addressed to Christopher L. Byrd, Chairperson of the Nominating Committee, care of the Corporate Secretary, at the main office of the Company:

1.                                      The name of the person recommended as a director candidate;

2.                                      All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.                                      The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.                                      As to the shareholder making the recommendation, the name and address, as he or she appears on the Company’s books, of such shareholder; provided, however, that if the shareholder is not a registered holder of the Company’s common stock, the shareholder should submit his or her name and address, along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

5.                                      A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of shareholders, the Nominating Committee must receive the recommendation at least 120 calendar days before the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, advanced by one year.

Minimum Qualifications for Nominees.  The Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board.  First, a candidate must meet the age limitation requirements set forth in the Company’s Bylaws.  A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

The Nominating Committee will consider the following criteria in selecting nominees:  financial, regulatory, and business experience; familiarity with and participation in the local community; integrity, honesty and reputation; dedication to the Company and its shareholders; independence; and any other factors the Nominating Committee deems relevant, including age, diversity, size of the Board, and regulatory disclosure obligations.  The Board will also consider the extent to which the candidate helps the Board reflect the diversity of the Company’s shareholders, employees, customers, and communities. The Nominating Committee also may consider the current composition of the Board, the balance of management and independent directors, and the need for audit committee expertise.

In addition, before nominating an existing director for re-election to the Board, the Nominating Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills, and contributions that the existing director brings to the Board; and independence.

Process for Identifying and Evaluating Nominees.  For purposes of identifying nominees for the Board, the Nominating Committee relies on personal contacts of the committee members and other members of the Board, as well as its knowledge of members of First Capital’s local communities.  The Nominating Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth above.  The Nominating Committee has not used an independent search firm in identifying nominees.

In evaluating potential candidates, the Nominating Committee determines whether the candidate is eligible and qualified for service on the Board by evaluating the candidate under the selection criteria set forth above.  In addition, the Nominating Committee will conduct a check of the individual’s background and interview the candidate.

Board and Committee Meetings

The business of First Capital and First Harrison is conducted through meetings and activities of their respective Boards of Directors and committees.  During the fiscal year ended December 31, 2017, the Board held 12 meetings and the Board of Directors of First Harrison held 12 meetings.  No director attended fewer than 75% of the total meetings of the Board, the Board of Directors of First Harrison, or the committees on which that director served.

Directors Attendance at Annual Meeting

The Board encourages directors to attend the Company’s annual meeting of shareholders.  All directors other than Pamela G. Kraft and Carolyn E. Wallace attended the Company’s 2017 annual meeting of shareholders.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct (the “Code”) that is designed to ensure that the Company’s directors and employees meet the highest standards of ethical conduct.  The Code, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations.  In addition, the Code is designed to deter wrongdoing and promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

REPORT OF THE AUDIT COMMITTEE

The Company’s management is responsible for the Company’s internal control over financial reporting.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.  The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standard 16, as adopted by the Public Company Accounting Oversight Board, including the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management.  In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting process.

In performing all of these functions, the Audit Committee acts only in an oversight capacity.  In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States of America.  The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with accounting principles generally accepted in the United States of America, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission.  The Audit Committee has appointed, subject to shareholder ratification, the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

The Audit Committee of the Board of Directors

of First Capital, Inc.

Carolyn E. Wallace, Chairperson

Christopher L. Byrd

William I. Orwick, Sr.

Kenneth R. Saulman

Pamela G. Kraft

DIRECTORS’ COMPENSATION

The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2017 fiscal year.  The table excludes perquisites, which did not exceed $10,000 in the aggregate for each director.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total
Christopher L. Byrd	$15,299	$18,710	$—	$1,836	$35,845
Kathryn W. Ernstberger	15,299	18,710	—	1,836	35,845
Dana L. Huber	15,299	18,710	—	1,836	35,845
Pamela G. Kraft	15,299	18,710	—	1,836	35,845
William I. Orwick, Sr.	15,299	18,710	—	1,836	35,845
Kenneth R. Saulman	15,299	18,710	—	1,836	35,845
Mark D. Shireman	15,299	18,710	4,074	1,836	39,919
Michael L. Shireman	15,299	18,710	—	1,836	35,845
Samuel E. Uhl	15,299	18,710	—	1,836	35,845
Carolyn E. Wallace	15,299	18,710	—	1,836	35,845

(1)         Represents a stock award of 500 shares of restricted common stock awarded on February 20, 2018 under the 2009 Equity Incentive Plan based on the Company’s 2017 performance. The value of such stock award is based on a closing price of $37.42 on February 20, 2018.

(2)         Represents above market earnings credited to the directors’ deferred compensation arrangements in fiscal 2017. Only Mark D. Shireman maintains a deferred compensation agreement with First Harrison Bank.

(3)         Represents a bonus earned in 2017 and paid in the first quarter of 2018.

Directors’ Fees

For the year ending December 31, 2018, members of First Harrison’s Board of Directors will receive $1,316 per Board meeting held.  No separate fees will be paid for service on committees or on First Capital’s Board of Directors.

Directors’ Deferred Compensation Agreements

Effective April 1, 1992, First Harrison Bank entered into a Director Deferred Compensation Agreement with Mark D. Shireman.  The agreement provided Mr. Shireman with an opportunity to defer a portion of his respective fees for a specified period of time.  All deferrals have ceased under the agreements.  The agreement provides Mr. Shireman with a fixed benefit which, at his election, is payable in a lump sum or monthly over a 180-month period.  The agreement provides that Mr. Shireman may receive his respective deferred compensation benefit upon the earlier of: attainment of age 70, disability, early retirement or death.

STOCK OWNERSHIP

First Capital does not know of any beneficial owners of more than 5% of the Company’s outstanding common stock.  The following table provides information as of March 29, 2017 about the shares of First Capital common stock that may be considered to be beneficially owned by each director, each nominee for director, by each named executive officer listed in the “Summary Compensation Table” and by all directors and executive officers of the Company as a group.  A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power.  Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown and none of the named individuals has pledged his or her shares.

Name	Number of Shares Owned		Percent of Common Stock Outstanding (1)

Christopher L. Byrd	3,830	(2)	*
Kathryn W. Ernstberger	1,553	(2)	*
Michael C. Frederick	7,402	(3)	*
William W. Harrod	13,728	(4)	*
Dana L. Huber	5,700	(5)	*
Jill Keinsley	3,252	(6)	*
Pamela G. Kraft	2,054	(7)	*
William I. Orwick, Sr.	3,500	(2)	*
Kenneth R. Saulman	13,363	(8)	*
Mark D. Shireman	49,982	(9)	1.49%
Michael L. Shireman	21,484	(10)	*
Dennis Thomas	10,105	(11)	*
Samuel E. Uhl	26,579	(12)	*
Carolyn E. Wallace	1,432	(2)	*

All directors and executive officers as a group (14 persons)	163,964		4.88%

*                           Less than 1.0%.

(1)                   Based on 3,356,964 shares of Company common stock outstanding and entitled to vote as of March 29, 2018.

(2)                   Includes 800 shares of restricted stock.

(3)                   Includes 3,060 shares allocated under the ESOP as to which Mr. Frederick exercises voting but not investment power and 2,400 shares of restricted stock.

(4)                   Includes 3,752 shares allocated under the ESOP as to which Mr. Harrod exercises voting but not investment power and 2,400 shares of restricted stock.

(5)                   Includes 500 shares of restricted stock.

(6)                   Includes 237 shares allocated under the ESOP as to which Ms. Keinsley exercises voting but not investment power and 2,400 shares of restricted stock.

(7)                   Includes 400 shares held by the individual retirement account of Ms. Kraft’s spouse and 800 shares of restricted stock.

(8)                   Includes 108 shares held indirectly for Mr. Saulman’s grandchildren and 800 shares of restricted stock.

(9)                   Includes 7,992 shares owned by Mr. Mark Shireman’s spouse, 2,200 shares held by the individual retirement account of Mr. Mark Shireman’s spouse, and 800 shares of restricted stock.

(10)            Includes 4,684 shares owned by Mr. Michael Shireman’s spouse, 3,737 shares held by the individual retirement account of Mr. Michael Shireman’s spouse, 400 shares held indirectly for Mr. Shireman’s grandchildren, and 800 shares of restricted stock.

(11)            Includes 1,886 shares allocated under the ESOP as to which Mr. Thomas exercises voting but not investment power, and 2,400 shares of restricted stock.

(12)            Includes 120 shares owned by Mr. Samuel Uhl’s spouse and 800 shares of restricted stock.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

Item 1 — Election of Directors

The Board is divided into three (3) classes with three-year staggered terms, with approximately one-third of the directors elected each year.  Three (3) directors will be elected at the annual meeting to serve for a three-year term or until their respective successors have been elected and qualified, or their earlier resignation, removal, or death.  The nominees are Kathryn W. Ernstberger, William I. Orwick, Sr., and Carolyn E. Wallace, each of whom are currently directors of the Company and the Bank.  Kenneth R. Saulman is currently a member of this class of the Board. However, Mr. Saulman will be 75 years old as of the date of the annual meeting and therefore ineligible for re-election under our Bylaws. Due to Mr. Saulman’s retirement, the Board intends to reduce the size of the Board as of the date of the annual meeting but reserves the right to increase the size of the Board or otherwise fill any vacancy at a later date in accordance with the Company’s Articles of Incorporation and Bylaws.

The Board intends to vote the proxies solicited by it in favor of the election of the nominees named above.  If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board.  Alternatively, the Board may adopt a resolution to reduce the size of the Board.  At this time, the Board does not know of any reason why any nominee might be unable to serve.

The Board of Directors recommends a vote “FOR” the election of Kathryn W. Ernstberger, William I. Orwick, Sr., and Carolyn E. Wallace.

Information regarding the Board’s nominees and the directors continuing in office is provided below.  Unless otherwise stated, each individual has held his or her current occupation for the last five years.  The age indicated in each individual’s biography is as of the date of the 2018 annual meeting.  The indicated period for service as a director includes service as a director of First Harrison.

Board Nominees for Terms Ending in 2021

Kathryn W. Ernstberger is a professor of business administration at Indiana University Southeast in New Albany, Indiana.  Age 55.  Director since 2003.

Ms. Ernstberger’s expertise provides the Board with quantitative business analysis skills, specifically in the areas of statistics and mathematical modeling.

William I. Orwick, Sr.  has been a partner in the accounting firm of Rodefer Moss & Co., PLLC in New Albany, Indiana since September 2009.  Mr. Orwick was previously a partner in the accounting firm of Melhiser Endres Tucker CPAs PC prior to such firm’s acquisition by Rodefer Moss & Co., PLLC in September 2009.  Age 61.  Director since 2010.

As a partner in a certified public accounting firm, Mr. Orwick provides the Board with significant experience regarding accounting and compliance matters.  Mr. Orwick’s experience also offers the Board substantial small and local company operations and management experience, specifically within the region in which the Bank conducts its business, and provides the Board with valuable insight regarding the local business and consumer environment.  In addition, Mr. Orwick offers the Board significant business experience individually and from his network of professionals and organizations both familiar with matters outside and inside of the financial services industry.

Carolyn E. Wallace is the Director of Business Operations for the South Harrison Community School Corporation in Corydon, Indiana.  Age 48.  Director since 2010.

Ms. Wallace’s training as a certified public accountant and accounting background provide the Board with experience regarding accounting and financial matters.

Directors Continuing in Office with Terms Ending in 2019

Christopher L. Byrd is the manager and owner of Hoosier Hollywood Development, LLC (d/b/a Corydon Cinemas) in Corydon, Indiana, and is also a licensed certified public accountant and attorney.  Age 50.  Director since 2010.

Mr. Byrd’s background offers the Board significant small company management experience, specifically within the community in which the Bank conducts its business, and provides the Board with valuable insight regarding the local business and consumer environment.  In addition, Mr. Byrd offers the Board significant business experience from a setting outside of the financial services industry.

Pamela G. Kraft is the President of Generations Monuments & Memorials, Inc. in New Albany, Indiana and serves as Vice President — Treasurer of the Funeral Consumer Guardian Society in New Albany, Indiana.  Age 59.  Director since 2010.

Ms. Kraft’s involvement with the Funeral Consumer Guardian Society has allowed her to develop strong ties to the community and has provided the Board with valuable insight regarding the local business environment.

Mark D. Shireman is the Chairman of the Board of James L. Shireman, Inc. in Corydon, Indiana.  Age 66.  Director since 1989.

Mr. Shireman’s substantial small company management experience, specifically within the region in which the Bank conducts its business, provides the Board with valuable insight regarding the local business and consumer environment.  In addition, Mr. Shireman offers the Board significant business experience from a setting outside of the financial services industry through his involvement in business and civic organizations in the communities in which the Bank serves.

Michael L. Shireman is the Chairman of the Board of Uhl Truck Sales, Inc., a medium and heavy truck dealer in Louisville, Kentucky and Palmyra, Indiana.  Mr. Shireman is a former director of HCB Bancorp, Inc.  Age 69.  Director since 2000.

Mr. Shireman’s background offers the Board significant small company management experience, specifically within the community in which the Bank conducts its business, and provides the Board with valuable insight regarding the local business and consumer environment.  In addition, Mr. Shireman offers the Board significant business experience from a setting outside of the financial services industry.

Samuel E. Uhl served as the President and Chief Executive Officer of First Harrison and as the Chief Operating Officer of First Capital from 1996 until his retirement in 2012.  Age 72.  Director since 1995.

Mr. Uhl’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which the Bank serves affords the Board valuable insight regarding the business and operations of the Company and Bank.  In addition, Mr. Uhl’s knowledge of all aspects of the Company’s and Bank’s business and history, combined with his success and strategic vision, position him well to serve as director.

Directors Continuing in Office with Terms Ending in 2020

William W. Harrod became the President and Chief Executive Officer of First Capital in January 2000 and became the President and Chief Executive Officer of First Harrison in October 2012.  Mr. Harrod previously served as President and Chief Executive Officer of HCB Bancorp, Inc. and Harrison County Bank.  Mr. Harrod is a former director of HCB Bancorp, Inc.  Age 62.  Director since 2000.

Mr. Harrod’s extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which the Bank serves affords the Board valuable insight regarding the business and operations of the Company and Bank.  In addition, Mr. Harrod’s knowledge of all aspects of the Company’s and Bank’s business and history, combined with his success and strategic vision, position him well to continue to serve as President and Chief Executive Officer of the Company.

Dana L. Huber is currently the Vice President, Marketing and Public Relations at Huber’s Orchard, Winery, & Vineyards.  Prior to joining Huber’s Orchard, Winery, & Vineyards in 2003, Ms. Huber worked for Humana, Citicorp, and Kindred Healthcare.  Age 50. Director since 2015.

Ms. Huber’s experience managing a sixth generation family owned business offers the Board substantial small company management experience.  She is also very familiar within the region in which the Bank conducts its business and provides the Board with insight regarding the local business and consumer environment.

Item 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Monroe Shine & Co., Inc. to be the Company’s independent registered public accounting firm for the 2018 fiscal year, subject to ratification by shareholders.  A representative of Monroe Shine & Co., Inc. is expected to be present at the annual meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he/she desire to do so.

If the ratification of the appointment of the independent registered public accounting firm is not approved by a majority of the votes cast by shareholders at the annual meeting, the Audit Committee of the Board will consider other independent registered public accounting firms.

The Board recommends that shareholders vote “FOR” the ratification of the appointment of Monroe Shine & Co., Inc. as the Company’s independent registered public accounting firm.

Audit Fees.  The following table sets forth the fees that Monroe Shine & Co., Inc. billed to the Company for the fiscal years ended December 31, 2017 and 2016.

	2017	2016
Audit Fees (1)	$134,390	$129,700
Audit-Related Fees (2)	23,365	31,225
Tax Fees (3)	26,755	26,390
All Other Fees	—	—
TOTAL	184,510	187,315

(1)                  Includes fees billed for the integrated audit of the consolidated financial statements and internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act, and the review of interim financial information contained in quarterly reports on Form 10- Q and other regulatory reports.

(2)                  Includes fees billed for attestation and related services traditionally performed by the auditor, including attestation services not required by statute or regulation, and consultation concerning financial accounting, reporting and regulatory standards.

(3)                   Includes fees billed for tax compliance services, including preparation of federal and state income tax returns, preparation of property tax returns, and tax payment and planning advice.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.  The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.  In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm.  This approval process ensures that the firm does not provide any non-audit services to the Company that are prohibited by law or regulation.

Item 3 — Advisory Vote on Executive Compensation

As required by federal securities laws, the Board is providing the Company’s shareholders with an opportunity to provide an advisory vote on the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and the related narrative discussion contained in this proxy statement.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through a vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and related narrative discussion contained in the 2017 proxy statement, is hereby approved.”

This advisory vote on the compensation of our named executive officers is not binding on us, our Board, or the Compensation Committee. However, our Board and the Compensation Committee will review and consider the outcome of this advisory vote when making future compensation decisions for our named executive officers.

The Board recommends that shareholders vote “FOR” the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and related narrative discussion contained in this proxy statement.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee is responsible for evaluating compensation levels and compensation programs for the Company’s executive officers and for determining, and in some cases recommending to the Board, appropriate compensation awards. The Compensation Committee seeks to provide executive officers with the opportunity to earn cash and non-cash compensation, and to encourage, motivate and reward the Company’s executive management for achieving both current year performance and long-term shareholder value.

Compensation-Related Governance Policies

Stock Ownership Guidelines. The Board recommends that all directors and executive officers at all times hold at least 2,000 shares of our common stock. As of March 29, 2018 all of our executive officers have met this recommendation.

Insider Trading Policy. The Company has an insider trading policy that permits open market transactions in Company stock beginning on the third business day after the public release of the Company’s quarterly financial results and continuing until thirty (30) calendar days prior to the end of the following quarter.  The Board may grant certain exceptions to this policy upon a showing that there is acceptable limited risk of misuse of inside information.

Hedging and Pledging and Clawback Policies.  The Company does not currently maintain a policy specifically prohibiting executive officers from hedging or pledging shares they hold. Additionally, the Company does not currently maintain a policy permitting the Company to recoup (or “claw-back”) compensation received. However, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) requires recovery of certain compensation from the Principal Executive Officer and the Principal Financial Officer in the event of a restatement of financial results due to misconduct. The Audit Committee would be responsible for determining whether and what compensation paid to the Principal Executive Officer or the Principal Financial Officer should be recovered in the event of a restatement.

Executive Compensation Determinations and Committee Procedures

Compensation Philosophy and Objectives. The objectives of the compensation programs of the Company are that:

•                  compensation of the Company’s executive officers should be directly linked to corporate operating performance;

•                  executive officers should receive fair and equitable compensation for their respective levels of responsibility and supervisory authority compared to their peers within the Company as well as their peers within the financial services industry; and

•                  compensation of the Company’s executive officers should not incentivize excessive risk taking nor be reasonably likely to have a material adverse effect on the Company.

The Compensation Committee reviews executive compensation on an annual basis to ensure that remuneration levels and benefits are competitive and reasonable using the objectives described above. At the end of each fiscal year, the Compensation Committee reviews the performance of each executive officer individually and the Company in general. Additionally, if the Compensation Committee has determined it necessary or appropriate, the Compensation committee may conduct a periodic base salary and/or total compensation benchmarking process to determine compensation market ranges. The Company’s Chief Executive Officer, Mr. Harrod, is actively engaged in the evaluation of the other executive officers. Based upon this review, Mr. Harrod makes a recommendation as to any increases in the base compensation for each executive officer. The Compensation Committee considers Mr. Harrod’s recommendations in making final compensation decisions. The full Board reviews and approves the compensation of the Company’s Chief Executive Officer.

Review of 2017 Advisory Vote on Executive Compensation. At our 2017 annual meeting of shareholders, our shareholders had the opportunity to provide an advisory vote on the compensation paid to our named executive officers, or a “say-on-pay” vote. Over 92% of the votes cast by our shareholders were in favor of the compensation provided to our named executive officers. Accordingly, the Compensation Committee generally believes that such results affirmed shareholder support of our approach to executive compensation and did not believe it was necessary to, and therefore did not, make any significant changes to our executive officer compensation program or pay for performance philosophy solely in response to the vote. In addition, in recognition of the shareholders’ majority preference expressed at the 2013 annual meeting of shareholders, the Compensation Committee recommended and the Board approved having an annual non-binding “say-on-pay” vote at the meeting (this Item 3, beginning on page 13), so that any shareholder concerns about executive pay can be acknowledged and considered in the timeliest manner. The Compensation Committee will continue to consider the results from this year and future advisory votes on executive compensation.

Corporate Performance. In establishing executive compensation, the Compensation Committee measures the Company’s performance compared to management’s and the Board’s goals and objectives, and also compares our performance to that of our peer group. The Compensation Committee believes that using our performance as a factor in determining an executive officer’s compensation is effective in helping to align the executive’s interests with those of our shareholders. With that in mind, the Compensation Committee focuses on performance versus key financial performance criteria, such as return on average assets, net income, and asset quality. As part of the evaluation and review of these criteria, the Compensation Committee will also take into account various subjective issues, such as general economic conditions, including the interest rate environment and its impact on performance, and how they may affect the Company’s performance.

Peer Group. As noted above, at times the Compensation Committee may consider competitive industry performance in determining cash and non-cash compensation of its executive officers and in particular, establishing metrics for incentive compensation. For purposes of peer analysis in assessing performance, the Compensation Committee generally considers peer groups that include publicly-traded savings and loan holding companies and bank holding companies of similar asset size. Given the changing landscape of the banking industry, the Compensation Committee may periodically re-evaluate and adjust the companies including within its peer group. The following table lists the companies comprising our peer group as of December 31, 2017:

Company	Location	Total Assets ($) (in millions)(1)	Ticker Symbol
Bancorp. of Southern Indiana	Seymour, Indiana	514	BCSO
Citizens National Corp.	Paintsville, Kentucky	589	CZNL
Croghan Bancshares Inc.	Fremont, Ohio	843	CHBH
F.S. Bancorp	Lagrange, Indiana	734	FXLG
First Savings Financial Group	Clarksville, Indiana	930	FSFG
HopFed Bancorp Inc.	Hopkinsville, Kentucky	917	HFBC
Kentucky Bancshares, Inc.	Paris, Kentucky	1,053	KTYB
Middlefield Banc Corp.	Middlefield, Ohio	1,106	MBCN
MutualFirst Financial Inc.	Muncie, Indiana	1,589	MFSF
Ohio Valley Banc Corp.	Gallipolis, Ohio	1,026	OVBC
SB Financial Group Inc.	Defiance, Ohio	877	SBFG

(1) As of December 31, 2017, per each company’s most recent periodic report.

Elements of Executive Compensation. The particular elements of the compensation programs for the Company’s executive officers are set forth in more detail below.

The Company’s compensation program for executives consists of three key elements:

•                  base salary;

•                  short-term incentive (cash) compensation; and

•                  long-term incentive (stock-based) compensation.

Base Salary.    Base salary for the Company’s Chief Executive Officer is set by the Compensation Committee and reviewed and adjusted periodically. Base salaries for the Company’s executive officers other than its Chief Executive Officer, as well as changes in such salaries, are reviewed and adjusted periodically and are based upon recommendations by our Chief Executive Officer. The Compensation Committee’s compensation decisions take into account such factors as the annual financial results of the Company, industry salaries within our peer group, a subjective assessment of the nature and responsibilities of the position, the quantity and quality of the contribution and experience of the executive officer, the executive officer’s performance compared to key metrics and pay levels for peer positions with the Company, and the length of the executive officer’s service with the Company, its subsidiaries and predecessors. Additionally, the Compensation Committee reviews the Indiana Bankers Association’s annual salary survey. The Compensation Committee also considers, when appropriate, recommendations of compensation consultants.

Incentive Compensation. In 2014, the Board adopted a Long-Term Incentive/Supplemental Bonus Plan (“Bonus Plan”) which provides compensation in addition to base salaries to executive officers with the goal of motivating the executive officers to maximize the Company’s profits and rewarding the executive officers for the attainment of certain established financial and non-financial goals and objectives. The Bonus Plan is comprised of two components: a short-term component, which consists of a cash payment, and a long-term component, which consists of a stock award under the Company’s 2009 Equity Incentive Plan.

Short-Term Component. Under the short-term component of the Bonus Plan our executives may receive cash compensation based on the Company’s achievement of certain key financial metrics. At the beginning of each year the Compensation Committee establishes target payouts for such metrics and if the Company achieves such targets the executive officers will receive a cash award equal to a percentage of his or her base salary (“Profit Sharing Bonus”), with such percentages also set at the beginning of each year. All employees, including executive officers, are eligible to participate in the Profit Sharing Bonus (see page 17). Additionally, if the Company achieves results at particular targets the executive officers are eligible to receive a supplemental cash payment of a fixed amount (“Supplemental Cash Payout”).

For 2017, the Compensation Committee established the following targets for the Company’s core pre-bonus, pre-tax net income to determine eligibility for any Profit Sharing Bonus or Supplemental Cash Payout, and percentages of base salary for the Profit Sharing Bonus and fixed amounts for the Supplemental Cash Payment.

Core Pre-Bonus, Pre-Tax Net Income Targets			Profit Sharing Bonus (%)	Supplemental Cash Payout ($)
$9,675,000	to	$9,824,999	6.0	—
9,825,000	to	9,974,999	6.5	—
9,975,000	to	10,124,999	7.0	—
10,125,000	to	10,274,999	7.5	—
10,275,000	to	10,424,999	8.0	—
10,425,000	to	10,574,999	8.5	—
10,575,000	to	10,724,999	9.0	—
10,725,000	to	10,874,999	9.5	—
10,875,000	to	11,024,999	10.0	—
11,025,000	to	11,174,999	10.5	3,000
11,175,000	to	11,324,999	11.0	6,000
11,325,000	to	11,474,999	11.5	9,000
11,475,000	to	11,624,999	12.0	12,000
11,625,000	to	11,774,999	12.5	15,000
11,775,000	to	11,924,999	13.0	18,000
11,925,000	to	12,074,999	13.5	21,000
12,075,000	to	12,224,999	14.0	24,000
12,225,000	to	12,374,999	14.5	27,000
12,375,000	to	maximum	15.0	30,000

The Compensation Committee determines the Company’s “core pre-bonus, pre-tax net income” by adding the Company’s bonus expenses actually accrued in that fiscal year to the Company’s income before income taxes and then making any adjustments that the Compensation Committee has determined are appropriate based on the circumstances. For 2017, in determining the Company’s core pre-bonus, pre-tax net income, the Compensation Committee made total adjustments of $434,391 for write-downs that occurred with respect to certain real estate owned and for income and expenses related to the Bank’s opening of a new branch in Charlestown, Indiana.

For 2017, each executive officer received a Profit Sharing Bonus of 12% of their respective base salary and a Supplemental Cash Payout of $12,000 based on the Company’s achievement of $11,546,989 in core pre-bonus, pre-tax net income. Each executive officer’s respective total cash award for 2017 is summarized in the table below.

2017 ($)
William W. Harrod President, Chief Executive Officer and Chief Operating Officer	37,348
Michael C. Frederick Chief Financial Officer	27,763
Dennis Thomas Senior Vice President	26,322
Jill Keinsley Senior Vice President	24,634

Long-Term Component. The Compensation Committee believes that stock-based compensation is a key component of the Company’s executive compensation program because the compensation ensures that the executive officers’ financial interests are aligned with the long-term interests of the Company’s shareholders. The stock awards also encourage ownership in the Company and foster retention.

On May 20, 2009, the Company adopted the 2009 Equity Incentive Plan (the “Equity Incentive Plan”). As provided above, the long-term component of the Bonus Plan consists of stock awards under the Equity Incentive Plan. The Equity Incentive Plan is intended to promote and align the interests of key employees, officers, and directors of the Company and its subsidiaries and affiliates in order to reward performance that enhances long term shareholder value, increases employee stock ownership and improves the ability of the Company and its subsidiaries and affiliates to attract, retain and motivate such persons. The Equity Incentive Plan provides for the award of stock options, restricted stock, performance shares and stock appreciation rights. The aggregate number of shares of the Company’s common stock available for issuance under the Equity Incentive Plan may not exceed 223,000 shares.

The Company may grant both non-statutory and statutory stock options which may not have a term exceeding ten (10) years. In the case of incentive stock options, the aggregate fair value of the stock (determined at the time the incentive stock option is granted) for which any optionee may be granted incentive options which are first exercisable during any calendar year shall not exceed $100,000. Option prices may not be less than the fair market value of the underlying stock at the date of the grant.

Restricted stock awards under the Equity Incentive Plan are subject to vesting period and other restrictions as determined by the Compensation Committee. The most two recent restricted stock awards under the Equity Incentive Plan, which were granted on February 20, 2018 and February 17, 2015, were subject to five (5) year vesting periods, with one-fifth of each award vesting on the anniversary of a date established by the Compensation Committee, provided the executive officer remained employed on the vesting date (unless he or she died or became disabled). Each award is evidenced by an award agreement between the executive officer and the Company. Additionally, executive officers are entitled to vote all shares of restricted stock awarded, however, such voting rights cease for any unvested portion of the award if the executive officer’s employment is terminated, and the Compensation Committee may permit the executive officer to receive dividends on shares of any restricted stock award.

Awards granted under the Equity Incentive Plan may be granted either alone, in addition to, or in tandem with, any other award granted under the Equity Incentive Plan. The terms of the Equity Incentive Plan also include provisions whereby all unearned options and restricted shares become immediately exercisable and fully vested upon a change in control.

For 2017, the Compensation Committee established the following targets for the Company’s core pre-bonus, pre-tax net income to determine eligibility for any stock award and the corresponding number of restricted shares of common stock.

Core Pre-Bonus, Pre-Tax Net Income Targets			Stock Award (number of restricted shares)
Less than $11,025,000			—
$11,025,000	to	$11,174,999	375
11,175,000	to	11,324,999	750
11,325,000	to	11,474,999	1,125
11,475,000	to	11,624,999	1,500
11,625,000	to	11,774,999	1,500
11,775,000	to	11,924,999	1,500
11,925,000	to	12,074,999	1,500
12,075,000	to	12,224,999	1,500
12,225,000	to	12,374,999	1,500
12,375,000	to	maximum	1,500

For 2017, each executive officer received a stock award of 1,500 shares of restricted stock based on the Company’s achievement of $11,546,989 in core pre-bonus, pre-tax net income.

If the Company does not achieve the financial metrics established by the Compensation Committee no compensation is paid to any executive officer under the Bonus Plan.

Any cash or stock award under the Bonus Plan is only paid out after the Compensation Committee has determined that the goals and/or thresholds have been met, which is typically during January of the following year. All awards are subject to clawback to the extent required by federal laws or regulations, including Sarbanes-Oxley.

Perquisites. The Company did not provide any perquisites or other personal benefits to executive officers in 2017.

Plans for All Employees

401(k) Plan.  The Company has a 401(k) defined contribution retirement plan which allows employees, including executives, to contribute to the plan, with the Company matching such contributions up to an amount equal to 4% of the employee’s compensation. The Company also contributes an amount equal to 3% of each employee’s compensation under the safe harbor rules. The Company may make other annual contributions at its discretion. The named executive officers’ share of the 2017 contribution is reported in the Summary Compensation Table on page 20.

Employee Stock Ownership Plan. On December 31, 1998, the Bank established a leveraged employee stock ownership plan (the “ESOP”) covering substantially all employees. The ESOP has been fully funded and participation therein has expired. Participants in the ESOP are able to reinvest dividends on our common stock in the purchase of additional shares, which the ESOP’s trustee conducts through purchases on the open market.

Profit Sharing Plan.     The Company provides all employees with the opportunity to participate in the profits earned by the Company. The profits are distributed annually by the Compensation Committee as a percentage of each employee’s salary, up to 15%. The decision to award profit sharing is completely discretionary by the Compensation Committee, but has historically been based on the overall performance and profitability of the Company as shown by its core pre-bonus, pre-tax net income. In January of 2018, based upon the Company’s performance in 2017, the Committee authorized a profit sharing contribution to equal to 12% of each employee’s base salary, including our executive officers.

Life Insurance. Our executive officers are eligible to participate in the Company’s life insurance plan to the same extent as all of our employees. Under our life insurance plan, the Company maintains life insurance on each employee in an amount equal to one (1) time such employee’s base pay and such amount is payable upon the employee’s death to such employee’s designated beneficiary.

Compensation of Executive Officers in 2017

The executive compensation programs and procedures discussed above apply to each of the named executive officer (because we do not have any executive officers other than the named executive officers, our named executive officers are also referred to in this proxy statement as our “executive officers.”). The actual compensation awarded to each executive officer in 2017 and as a result of the executive’s and the Company’s performance in 2017 is discussed below.

Base Salary.   For 2017, the compensation for each of our executive officers is set forth below:

2017 Base Salary
William W. Harrod President, Chief Executive Officer and Chief Operating Officer	211,914
Michael C. Frederick Chief Financial Officer	131,736
Dennis Thomas Senior Vice President	119,625
Jill Keinsley Senior Vice President	105,626

Incentive Compensation. As noted above, our executive officers are eligible to receive cash payouts and stock awards under the Bonus Plan and our profit sharing plan when the Bank’s performance exceeded certain goals and thresholds.

Based upon the Company’s performance, for services performed from January 1, 2017 to December 31, 2017, each executive was awarded 1,500 shares of restricted common stock and the following cash incentive compensation:

Cash Incentive Compensation
William W. Harrod President, Chief Executive Officer and Chief Operating Officer	$37,348
Michael C. Frederick Chief Financial Officer	$27,763
Dennis Thomas Senior Vice President	$26,322
Jill Keinsley Senior Vice President	$24,634

Summary Compensation Table

The following table sets forth information regarding the compensation paid, awarded to, or earned for the fiscal years ended December 31, 2017, 2016, and 2015 by each of the Company’s executive officers.

Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Non-Equity Incentive Compensation (3)	All Other Compensation (4)	Total

William W. Harrod President, Chief Executive Officer and Chief Operating Officer	2017	$227,213	$56,130	$37,348	$29,005	$349,696
	2016	218,125	—	18,827	28,932	265,884
	2015	211,773	—	23,454	27,515	262,739

Michael C. Frederick	2017	131,736	56,130	27,763	24,035	239,664
Chief Financial Officer	2016	126,873	—	10,480	22,687	160,040
	2015	122,089	—	16,702	21,488	160,240

Dennis Thomas	2017	119,625	56,130	26,322	16,355	218,432
Senior Vice President	2016	116,050	—	10,008	16,271	142,329
	2015	111,674	—	15,900	18,301	145,875

Jill Keinsley	2017	105,626	56,130	24,634	18,178	204,568
Senior Vice President	2016	101,238	—	8,362	18,063	127,663
	2015	97,140	—	14,595	17,056	128,791

(1)         For Mr. Harrod, includes directors’ fees for service as an employee director of $15,299, $14,856, and $14,425 for 2017, 2016, and 2015 respectively.

(2)         For 2017, represents a stock award of 1,500 shares of restricted common stock awarded on February 20, 2018 under the Bonus Plan. The value of such stock award is based on a closing price of $37.42 on February 20, 2018. Each stock award vests over a five (5) year period, with one-fifth (1/5) vesting on each July 1st, beginning July 1, 2019.

(3)         Bonus amounts earned in 2017 and 2016 were paid in January 2017 and January 2016, respectively, under the Bonus Plan.

(4)         Details of the amounts reported in the “All Other Compensation” column for 2017 are provided in the table below:

	Harrod	Frederick	Thomas	Keinsley
Employer contributions to 401(k) plan	$14,437	$9,196	$8,355	$7,370
Health insurance	11,402	11,817	6,565	8,156
Disability insurance	948	948	938	895
Life insurance	396	253	232	202
Dental insurance	266	266	266	—
Vision insurance	56	56	—	56
Employer contributions to health savings account	1,500	1,500	—	1,500

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding stock awards at December 31, 2017 held by our executive officers. At December 31, 2017 there were no outstanding stock options. Market values for outstanding stock awards are based on the closing price of our common stock on December 29, 2017 (the last trading day of the year) of $36.74.

	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested
William W. Harrod	900	$33,066
Michael C. Frederick	900	33,066
Dennis Thomas	900	33,066
Jill Keinsley	900	33,066

(1) For each executive officer, 300 shares of common stock will vest on July 1st of each of 2018, 2019, and 2020.

Stock Vested in 2017

The following table sets forth information concerning the exercise of options and the vesting of stock awards in 2017 by our named executive officers. There were no stock options exercised in 2017.

	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
William W. Harrod	300	$9.345
Michael C. Frederick	300	9,345
Dennis Thomas	300	9,345
Jill Keinsley	300	9.345

(1) based on a closing price of $31.15 on July 1, 2017, the date on which such shares vested.

Potential Payments Upon Termination or Change in Control

None of our executive officers are subject to any employment agreement which would entitle them to any payment upon termination of employment, absent a change in control. As is more fully described below, all of the named executive officers were subject to change in control agreements with us that were in effect on December 31, 2017 (each, a “Change in Control Agreement”), which provide for payments and benefits to our executive officers following a change in control of First Capital, Inc. and termination of the executive officer’s employment within twelve (12) months (a “Change in Control Termination”). The following table sets forth information concerning potential payments and benefits to which our executive officers would be entitled as of December 31, 2017 in the event of a Change in Control Termination. For purposes of estimating the value of certain equity awards, we have assumed a price per share of our common stock of $36.74, which was the closing price of our stock on December 29, 2017, the last trading day of the year.

	Harrod	Frederick	Thomas	Keinsley
Salary	$635,742	$395,208	$358,875	$316,878
Bonus (1)	325,245	280,767	272,421	265,902
Benefits (2)	11,836	12,238	6,928	5,403
Stock Awards (3)	33,066	33,066	33,066	33,066
Total	1,005,889	721,279	671,290	621,249

(1)         Includes cash payments and stock awards for 2017 under the Bonus Plan and amounts contributed to the executive’s 401(k) and health savings account by the Company in 2017.

(2)         Consists of life, medical, dental, and disability insurance benefits. The value is based upon the type of insurance coverage the Company carried for each executive officer as of December 31, 2017, and is valued at the premiums in effect on December 31, 2017.

(3)         Represents shares of common stock that would vest under the terms of the award agreements therefor. Does not include shares awarded on February 20, 2018 for 2017 performance.

Accrued Pay, Certain Retirement Benefits and Vested Equity Awards. The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, or amounts that are fully vested under the terms of the applicable plan, such as accrued salary and vacation pay.

Principal Executive Officer Pay Ratio

We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create shareholder value. Our Compensation Committee monitors the relationship between the compensation of our executive officers and our other employees. For 2017, the ratio of Mr. Harrod’s (as our principal executive officer) to the median employee’s compensation was as follows:

Median Employee’s Total Annual Compensation:	$48,250
Mr. Harrod’s Total Annual Compensation:	$349,696
Ratio of Median Employee Compensation to Mr. Harrod’s:	7.25 to 1

In identifying the median employee, a listing was prepared of all employees of the Company as of December 31, 2017, including all full-time, part-time, seasonal, or temporary workers, but excluding Mr. Harrod and any independent contractors, and each employee was ranked from highest to lowest based on the total taxable wages for federal income tax purposes reported on the employee’s Wage and Tax Statement (W-2). For each non-seasonal and non-temporary employee that was employed by the Company for less than the entire 2017 fiscal year, such employee’s income was annualized for this listing. Based on this list, the median employee was identified and such employee’s total annual compensation was determined in the same manner as the “Total” shown for our executive officers in the Summary Compensation Table above.

Our Compensation Committee considers a number of factors in evaluating and establishing Mr. Harrod’s and our other executive officers’ compensation and does not believe the above ratio is a meaningful tool in determining the appropriateness of such compensation.

Change in Control Agreements

First Harrison and First Capital maintain a Change in Control Agreement dated January 20, 2015 with each of William W. Harrod, Michael C. Frederick, Dennis Thomas, and Jill Keinsley, each of which was approved by the Board on January 17, 2017 to continue forward for three (3) additional years.

Upon the occurrence of a change in control (as defined in the agreement) followed within twelve (12) months of the effective date of the change in control by the voluntary or involuntary termination of the executive’s employment, other than for “cause” (as defined in the agreement), the executive will be entitled to certain post-termination payments and benefits.  For purposes of this agreement, “voluntary termination” is limited to the circumstances in which the executive elects to voluntarily terminate his or her employment within twelve (12) months of the effective date of a change in control following any material demotion, loss of title, office or significant authority, material reduction in his annual compensation or benefits (other than a reduction affecting the personnel or the Bank generally), or the relocation of his or her principal place of employment by more than 25 miles from its location immediately prior to the change in control.

Under the terms of the agreements, the executive is entitled to receive, as severance pay, a sum equal to three (3) times the sum of the executive’s wages, salary, bonus, and other compensation, if any, paid (including accrued amounts) by the Company or the Bank to the executive during the twelve (12) month period ending on the last day of the month preceding the effective date of the change in control.  The executive is entitled to receive this payment in a lump sum no later than thirty (30) days after the date of his or her termination.  In addition to a cash severance payment, the executive is also entitled to continued life, medical, dental and disability insurance coverage for twelve (12) months following termination of employment.  Notwithstanding any provision in the employment agreements to the contrary, payments and benefits under the agreements are limited so that they will not constitute excess parachute payments under Section 280G of the Internal Revenue Code.

Following termination of employment for any reason, each named executive officer is entitled to his or her own non-forfeitable interest in the Bank’s tax-qualified plans.  The tax-qualified benefits are distributed in accordance with each executive’s distribution election.

All payments due under the employment agreements are guaranteed by First Capital.  All reasonable costs and legal fees incurred by an executive under any dispute or question of interpretation relating to the employment agreements will be paid by First Capital, if the executive is successful on the merits in a legal judgment, arbitration or settlement.

OTHER INFORMATION RELATING TO DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities Exchange Commission.  Executive officers, directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on its review of the copies of the reports it has received and written representations provided to the Company from the individuals required to file the reports, the Company believes that each of its executive officers, directors and greater than 10% beneficial owners has complied with applicable reporting requirements for transactions in First Capital common stock during the fiscal year ended December 31, 2017.

Transactions with Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits First Capital from extending loans to its executive officers and directors.  However, the Sarbanes-Oxley Act contains a specific exemption from this prohibition for loans by First Harrison to its executive officers and directors in compliance with federal banking regulations.  Federal regulations require that all loans or extensions of credit to executive officers and directors of insured financial institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features.  First Harrison, therefore, is prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public.  Notwithstanding this rule, federal regulations permit First Harrison to make loans to its executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee. First Harrison currently offers a benefit program to all employees that provides a discount off the interest rate of any loan; officers are permitted to participate in this benefit program.

The Company does not have a comprehensive written policy for the review, approval or ratification of certain transactions with related persons.  However, in accordance with banking regulations, the Board reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceeds the greater of $25,000 or 5% of First Capital’s capital and surplus (up to a maximum of $500,000) and such loans are approved in advance by a majority of the disinterested members of the Board.  Additionally, as required by the Company’s Code of Ethics and Business Conduct, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the Company’s President and Chief Executive Officer.  Such potential conflicts of interest include, but are not limited to: (i) the Company conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 5% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with the Company.

There are no other transactions or series of similar transactions between us and any of our directors or executive officers in which the amount involved exceeds $120,000 since the beginning of our last fiscal year, or which are currently proposed.

SUBMISSION OF BUSINESS PROPOSALS

AND SHAREHOLDER NOMINATIONS

Proposals that shareholders seek to have included in the proxy statement for the Company’s next annual meeting must be received by the Company no later than December 15, 2018.  If next year’s annual meeting is held on a date more than 30 days from May 23, 2019, a shareholder proposal must be received within a reasonable time before the Company begins to print and mail its proxy solicitation materials for such annual meeting. Any such proposals will be subject to the requirements of the proxy rules adopted by the Securities Exchange Commission.

The Company’s Bylaws provide that, in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a shareholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 nor more than 120 days’ before the date of the annual meeting; provided that if less than 100 days’ notice of the annual meeting is given to shareholders, such notice must be delivered not later than the close of the tenth day following the day on which notice of the annual meeting was mailed to shareholders.  A copy of the Bylaws may be obtained from the Company upon request.

SHAREHOLDER COMMUNICATIONS

The Company encourages shareholders to communicate with the Board and/or individual directors.  Shareholders who wish to communicate with the Board or an individual director should do so in writing to William W. Harrod, President and Chief Executive Officer of First Capital, Inc., 220 Federal Drive, N.W., Corydon, Indiana 47112.  Communications regarding financial or accounting policies may be made in writing to the Chairperson of the Audit Committee, Carolyn E. Wallace, at the same address.  All other communications should be sent in writing to the attention of the Chairperson of the Nominating Committee, Christopher Byrd, also at the same address.

MISCELLANEOUS

The Company will pay the cost of this proxy solicitation.  The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending proxy materials to the beneficial owners of First Capital common stock.  In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without receiving additional compensation.

A notice of internet availability regarding this proxy statement and the Company’s Annual Report on Form 10-K has been mailed to persons who were shareholders as of the close of business on March 29, 2018.  Any shareholder who would like to receive a paper copy of the proxy statement or Form 10-K may obtain a copy by writing to the Corporate Secretary of the Company.  The Form 10-K is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning a proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Jill R. Keinsley
Corporate Secretary

Corydon, Indiana

April 13, 2018

. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Daylight Time, on May 23, 2018. Vote by Internet • Go to www.investorvote.com/FCAP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. + 1. Election of Directors: 01 - Kathryn W. Ernstberger For Withhold For Withhold For Withhold 02 - William I. Orwick, Sr. 03 - Carolyn E. Wallace For Against Abstain ForAgainst Abstain 2. The ratification of the appointment of Monroe Shine & Co., Inc. as the independent registered public accounting firm for First Capital, Inc. for the fiscal year ending December 31, 2018. 3. The approval of an advisory vote on the compensation of the First Capital, Inc’s named executive officers as disclosed in the proxy statement. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 02S5YA Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — First Capital, Inc Notice of 2018 Annual Meeting of Shareholders 220 Federal Drive, Corydon, Indiana 47112 Proxy Solicited by Board of Directors for Annual Meeting – May 23, 2018 William Harrod and Kathryn W. Ernstberger, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of First Capital, Inc. to be held on May 23, 2018 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Kathryn W. Ernstberger, William I. Orwick, Sr., and Carolyn E. Wallace. FOR item 2 The ratification of the appointment of Monroe Shine & Co., Inc. as the independent registered public accounting firm for First Capital, Inc. for the fiscal year ending December 31, 2018, FOR item 3 The approval of an advisory vote on the compensation of the First Capital, Inc.’s named executive officers as disclosed in the proxy statement. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.